Exhibit 15.1

17 March, 2014

Matter No.: 879200
Doc Ref: pl/al/6736411v1

+852 2842 9551
Paul.lim@conyersdill.com

The Directors

YY Inc.

Building 3-08, Yangcheng Creative Industry Zone

No. 309 Huangpu Avenue Middle

Tianhe District

Guangzhou 510655

The People’s Republic of China

Dear Sirs,

Re:  YY Inc. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 December, 2013 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 17 March, 2014 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission and to the inclusion therein of the reference to our name on page 88 of the annual report under the heading Taxation — Cayman Islands in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited
Conyers Dill & Pearman (Cayman) Limited